Exhibit 11

                             BNP U.S. FUNDING L.L.C.

                  COMPUTATION OF NET INCOME PER COMMON SECURITY

                      (in thousands, except per share data)

                                                                 For the Three
                                                                 Months Ended
                                                                March 31, 2004
                                                                 (unaudited)
                                                                ----------------
Net income                                                         $  5,236

Less:  preferred securities dividend requirement                        ---
                                                                   --------

Net income applicable to common securities                         $  5,236
                                                                   --------
Securities:
Weighted average number of common securities outstanding             53,011
                                                                   --------

Net income per common security                                     $  98.77
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